PROXY 2000

                                  DRAFT 2/18/00

                                                  Your VOTE is important







                        SCANA Corporation Proxy Statement



SCANA

  POWER FOR LIVING

                                               2000 Notice of Annual Meeting
                                               and Proxy Statement

             _________________________________________________SCANA
                                                               POWER FOR LIVING

March 17, 2000

To our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held on Thursday, April 27, 2000, at 10:00 A.M. The meeting will be held at the Sheraton Imperial Hotel and Convention Center, Research Triangle Park, Raleigh-Durham, North Carolina.

o The 1999 Annual Report to shareholders is included in this mailing. The approximate date of mailing for this proxy statement and enclosures is March 17, 2000.

o You will find a Notice of Meeting on page 1 identifying five proposals for your action.

o At the meeting, we will present a brief report on SCANA's 1999 business results and plans for the future. We will also respond to your questions and comments.

o If you plan to attend the meeting, please indicate on the enclosed proxy card. An admission ticket including a map and parking details will be mailed to you.

o If you will need special assistance at the meeting because of a disability, please contact the office of the Corporate Secretary, Mail Code 13-4 at SCANA Corporation's principal executive offices, 1426 Main Street, Columbia, South Carolina 29201 or call (803) 217-9683.

o Refreshments will be served beginning at 9:00 A.M. in the Imperial Ballroom Reception Area of the Sheraton Imperial Hotel and Convention Center.

     Your vote is important. We encourage you to read this Proxy Statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for your convenience.

Sincerely,



William  B. Timmerman
Chairman of the Board,
President and Chief Executive Officer

Table of Contents                                                          Page

CHAIRMAN'S LETTER TO SHAREHOLDERS..........................................

NOTICE OF ANNUAL MEETING...................................................   1

VOTING PROCEDURES..........................................................   2

DIRECTOR COMPENSATION......................................................   3

BOARD MEETINGS - COMMITTEES OF THE BOARD...................................   4

Compensation Committee Interlocks and Insider Participation................   6

ELECTION OF DIRECTORS -ITEMS 1, 2 AND 3....................................   7
      ITEM 1--- NomineeS for CLASS I DIRECTORS.............................
      ITEM 2--- NomineeS for CLASS II DIRECTORS............................
      ITEM 3--  Nominee for CLASS III DIRECTOR ............................

CONTINUING DIRECTORS.......................................................

SHARE OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS..............

FIVE PERCENT OWNER OF SCANA COMMON STOCK...................................

EXECUTIVE COMPENSATION.....................................................
      Summary Compensation Information.....................................
      Long-Term Incentive Plan Award Opportunities.........................
      Defined Benefit Plans................................................
      Termination, Severance and Change In Control Arrangements............

Report on Executive Compensation...........................................

Performance Graph..........................................................

ITEM 4--APPROVAL OF SCANA Long-Term Equity Compensation Plan...............

ITEM 5--APPROVAL OF APPOINTMENT OF AUDITORS................................

OTHER INFORMATION..........................................................
      Section 16(a) Beneficial Ownership Reporting Compliance..............
      Shareholder Proposals and Recommendations for a Director Nominee.....
      Expenses of Solicitation.............................................
      Tickets to the Annual Meeting........................................

Eliminate Duplicate Mailings

     Securities and Exchange Commission rules require us to provide an Annual Report to shareholders who receive this proxy statement. If you are a shareholder of record and have more than one account in your name or have the same addresss as one or more other shareholders of record you may authorize us to discontinue mailings of multiple Annual Reports by marking the designated box on the enclosed proxy.

Notice of Annual Meeting                                             SCANA LOGO
________________________________________________________________________________

Meeting Date:            Thursday, April 27, 2000

Meeting Time:            10:00 A.M., Eastern Daylight Savings Time

Meeting Place:           Sheraton Imperial Hotel and Convention Center
                         Research Triangle Park
                         Raleigh-Durham, North Carolina

Meeting Record Date:     March 10, 2000

Meeting Agenda:          1) Election of Class I Directors
                         2) Election of Class II Directors
                         3) Election of Class III Director
                         4) Approval of SCANA Long-Term Equity Compensation Plan
                         5) Approval of Appointment of Auditors

Shareholder List

A list of shareholders entitled to vote at the meeting will be available at SCANA's Corporate Offices, 1426 Main Street, Columbia, South Carolina, during business hours from March 17, 2000 through the date of the meeting, for examination by any shareholder for any legally valid purpose.

Admission to the Meeting

Admission will be by ticket only.  See page ___.


By Order of the Board of Directors

Lynn M. Williams
Corporate Secretary

                   PLEASE SIGN, DATE AND MAIL YOUR PROXY TODAY
                            IN THE ENVELOPE ENCLOSED

VOTING PROCEDURES
________________________________________________________________________________

Your Vote Is Important

     Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. Your prompt vote may save SCANA the expense of a second mailing.

Voting Your Shares

     Whether  you  hold  shares   directly  as  the   shareowner  of  record  or
beneficially in street name, you may direct your vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

Changing Your Proxy Vote

     You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Voting By Savings Plan Participants

     If you own SCANA shares as a participant in the SCANA Stock Purchase Savings Plan, you will receive a proxy card that covers only your plan shares. Proxies executed by plan participants will serve as voting instructions to First Union National Bank, as the trustee for the plan.

Vote Required and Method of Counting Votes

     At the close of business on the record date, March 10, 2000, there were _________ shares outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote on each proposal at the Annual Meeting.

     The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Items 1, 2 and 3-Election of Directors

     A plurality of the votes cast is required for the election of Directors. "Plurality" means that if there are more nominees than positions to be filled, the four individuals who receive the largest number of votes cast for Class I Directors; the two individuals who receive the largest number of votes cast for Class II Directors; and the individual who receives the largest number of votes cast for Class III Director will be elected as directors. Votes indicated as "withheld" and broker "non-votes" will not be cast for nominees.

Item 4-Approval of SCANA Long-Term Equity Compensation Plan

Item 5-Approval of Appointment of  Auditors

     The affirmative vote of a majority of the shares represented at the meeting is required to approve the appointment of Deloitte & Touche, LLP. Abstentions and broker "non-votes" will have the same effect as a no vote.

Other Business

     The Board knows of no other matters to be presented for meeting, the persons named in the accompanying proxy card shareholder action at the meeting. intend to vote the shares represented by them in accordance If other matters are properly brought before the with their best judgment.


DIRECTOR COMPENSATION
________________________________________________________________________________

Board Fees

     Officers of SCANA who are also directors do not receive additional compensation for their service as directors. Since April 1999, compensation for non-employee directors has included the following:

     o an annual retainer of $19,400 (41% of the annual retainer fee is paid in shares of SCANA Common Stock);

     o    a fee of $2,000 for each board meeting attended;

     o a fee of $1,000 for attendance at a committee meeting, which is held on a day other than a regular meeting of the board (no additional fees are paid if a committee meeting is held on the same day as a board meeting);

     o    a fee of $200 for participation in a telephone conference meeting;

     o    a fee of $1,000 for attendance at an all-day conference; and

     o reimbursement for expenses incurred in connection with all of the above.

Deferral Plan

     Non-employee directors may participate in SCANA's Voluntary Deferral Plan. This plan permits non-employee directors to defer receipt of all or part of their fees (except the portion paid in shares of SCANA Common Stock) and receive, upon ceasing to serve as a director, the amount that would have resulted from investing the deferred amounts in an interest bearing savings account.

     Since January 1, 1999, the interest rate has been set at the announced prime rate of ___________. Mr. Rhodes and Mr. Bennett were the only directors who participated in the plan during 1999. Mr. Rhodes became a participant in July 1987 and Mr. Bennett in December 1997. During 1999, interest credited to Mr. Rhodes' deferral account was $34,953 and interest credited to Mr. Bennett's deferral account was $827.

Endowment Plan

     Upon election to a second term, a director becomes eligible to participate in the SCANA Director Endowment Plan, which provides for SCANA to make a tax deductible, charitable contribution totaling $500,000 to institutions of higher education designated by the director. The plan is intended to reinforce SCANA's commitment to quality higher education and to enhance its ability to attract and retain qualified board members. A portion is contributed upon retirement of the director and the remainder upon the director's death. The plan is funded in part through insurance on the lives of the directors. Designated in-state institutions of higher education must be approved by the Chief Executive Officer of SCANA. Any out-of-state designation must be approved by the Management Development and Corporate Performance Committee. The designated institutions are reviewed on an annual basis by the Chief Executive Officer to assure compliance with the intent of the program.

Other

As a Company retiree, Mr. Gressette receives a monthly benefit monthly benefit of $28,380 under the Retirement Plan and a SERP of $9,488 under the Key Employee Retention Plan described on as described on page _____. page _____ and a

BOARD MEETINGS - COMMITTEES OF THE BOARD
________________________________________________________________________________

     The Board held six meetings in 1999. Each director, attended at least 75% of all Board and applicable committee meetings during 1999. This table describes the Board's Committees.

--------------------------------------- -------------------------------------------------------------- --------------------------
    NAME OF COMMITTEE AND MEMBERS                                 FUNCTIONS                              NUMBER OF MEETINGS IN
                                                              OF THE COMMITTEE                                   1999
--------------------------------------- -------------------------------------------------------------- --------------------------
EXECUTIVE COMMITTEE                     o     provides counsel to the Chief Executive Officer                 9 Meetings
                                        o     reviews management's long-range strategic plans, goals
L. M. Gressette, Jr., Chairman                and objectives
B. L. Amick                             o     reviews budgets, financial plans, plans for debt
H. M. Chapman                                 financing and the financing of acquisitions,
W. H. Hipp                                    investments and capital expenditures of a major nature
L. M. Miller                            o     reviews and recommends actions relating to dividends
M. K. Sloan                             o     monitors advertising and philanthropic activities
                                        o     recommends levels of expenditures to the Board
                                        o     recommends the slate of director nominees to be
                                              presented for election at each annual meeting
                                        o     recommends assignments of directors to serve on Board
                                              Committees

--------------------------------------- -------------------------------------------------------------- --------------------------
MANAGEMENT DEVELOPMENT AND CORPORATE    o     reviews the investment policies of SCANA's Retirement           5 Meetings
PERFORMANCE COMMITTEE                         Plan, selects its investment managers and monitors the
                                              performance of such investment managers
H.  M. Chapman, Chairman                o     recommends to the Board, persons to serve as officers
B.  L. Amick                                  of SCANA (and its subsidiaries)
W. B. Bookhart, Jr.                     o     recommends to the Board, salary and compensation
J. B. Rhodes                                  levels, including fringe benefits for officers and
M. K. Sloan                                   directors of SCANA
H. C. Stowe                             o     reviews SCANA's compensation plans
W. B. Timmerman*                        o     provides direction regarding the operation of SCANA's
                                              Retirement Plan and other employee welfare benefit plans
                                        o     reviews management's resources and development, and
                                              recommends to the Board succession plans for senior
                                              management

*Ex-officio, nonvoting member           o     reviews SCANA's active operating performance
                                        o     reviews SCANA's performance in regard to well-being of
                                              employees, including safety, health and equality of
                                              treatment

                                        o     reviews outside relationships, including those with
                                              governments, other businesses and the community
                                        o     reviews the impact of regulations, litigation and any
                                              public policy controversy that may affect SCANA

--------------------------------------- -------------------------------------------------------------- --------------------------


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


--------------------------------------- ----------------------------------------------------------------- -----------------------
                                                                                                          NUMBER OF MEETINGS IN

    NAME OF COMMITTEE AND MEMBERS                                  FUNCTIONS                                       1999
                                                                OF THE COMMITTEE
--------------------------------------- ----------------------------------------------------------------- -----------------------
PERFORMANCE SHARE PLAN COMMITTEE        o     administers the SCANA Corporation Performance Share Plan    This Committee
                                                                                                          conducted its duties
H. M. Chapman, Chairman                                                                                   through Written
J. A. Bennett                                                                                             Consent Resolution.
W. B. Bookhart, Jr.
D. M. Hagood
L. M. Miller
M. K. Sloan
H. C. Stowe

--------------------------------------- ----------------------------------------------------------------- -----------------------
AUDIT COMMITTEE                         o     meets periodically with SCANA's internal auditors and             3 Meetings
                                              independent public accountants to discuss and evaluate the
E. T. Freeman, Chairman                       scope and results of audits and SCANA's accounting
J. A. Bennett                                 procedures  and controls
D. M. Hagood                            o     reviews SCANA's financial statements before submission to
W. H. Hipp                                    the Board for approval, prior to dissemination to
H. C. Stowe                                   shareholders, the public or regulatory agencies
                                        o     recommends to the Board (for appointment by the Board and
                                              ratification by the shareholders) independent public
                                              accountants to be used by SCANA
                                        o     maintains responsibility for SCANA's compliance program

--------------------------------------- ----------------------------------------------------------------- -----------------------
NUCLEAR OVERSIGHT COMMITTEE             o     monitors SCANA's nuclear operations                               4 Meetings
                                        o     meets periodically with SCANA management to discuss and
L. M. Miller, Chairman                        evaluate our nuclear operations, including regulatory
J. A. Bennett                                 matters, operating results, training and other related
W. B. Bookhart, Jr.                           topics
E. T. Freeman                           o     tours the V.C. Summer Nuclear Station plant and training
D. M. Hagood                                  facilities at least once a year
J. B. Rhodes                            o     reviews with the Institute of Nuclear Power Operations on
                                              a periodic basis, their appraisal of SCANA's nuclear
                                              operations
                                        o     periodically presents an independent report to the Board
                                              on the status of SCANA's nuclear operations
--------------------------------------- ----------------------------------------------------------------- -----------------------

Compensation Committee Interlocks and Insider Participation
________________________________________________________________________________

     For the 1999 fiscal year, decisions on various elements of executive compensation were made by the Management Development and Corporate Performance Committee and the Performance Share Plan Committee. No officer, employee or former officer of SCANA or any of its subsidiaries served as a member of the Management Development and Corporate Performance Committee or the Performance Share Plan Committee except Mr. Timmerman, who served as an ex-officio, nonvoting member of the Management Development and Corporate Performance Committee.

     The names of the persons who serve on the Management Development and Corporate Performance Committee and the Performance Share Plan Committee can be found on the preceding pages. Although Mr. Timmerman served as a member of the Management Development and Corporate Performance Committee, he did not participate in any of its decisions concerning executive officer compensation.

     Since January 1, 1999, SCANA and its subsidiaries have engaged in business transactions with entities with which Mr. Amick (a member of the Management Development and Corporate Performance Committee) is related.

     Mr. Amick is President and a 20% owner of Team Amick Motor Sports LLC, a business that owns and operates a NASCAR sanctioned racing car. This car participates in the Busch Grand National Racing Series. During 1999, SCANA participated in a shared sponsorship agreement with Powertel, Inc., a wireless personal communications services (PCS) provider, to sponsor a Team Amick Racing Car. SCANA's portion of the sponsorship during 1999 was $818,000, pursuant to which SCANA received promotional considerations associated with NASCAR racing. Powertel's sponsorship was approximately $600,000. As of January 31, 2000, SCANA Communications Holdings, Inc., a subsidiary of SCANA, owned a 32.41% interest in Powertel. SCANA has entered into an agreement with Team Amick to be an associate sponsor of a Busch Grand National racing car in 2000 for a total fee of $250,000. Powertel will continue its primary sponsorship for 2000. SCANA's agreement is subject to termination with 30 days written notice.

ELECTION OF DIRECTORS - ITEMS 1, 2 AND 3
________________________________________________________________________________

     SCANA has sixteen directors. The Board is divided into three classes with the members of each class serving a three-year term. The terms of the Class I Directors will expire at the Annual Meeting.

     Mr. William C. Burkhardt, Mr. G. Smedes York and Mr. Charles E. Zeigler, Jr., former directors of Public Service Company of North Carolina, Incorporated ("PSNC") became directors of SCANA on February 10, 2000 in connection with SCANA's acquisition of PSNC. Mr. Burkhardt, along with the other Class I Directors, Mr. James A. Bennett, Ms. Lynne M. Miller, Mr. Maceo K. Sloan and Mr. William B. Timmerman are nominated for election to serve for a three-year term expiring in 2003.

     Mr. John B. Rhodes, a director since 1987, will reach the mandatory retirement age prior to the 2000 Annual Meeting and therefore, is retiring as a Class II Director at the Annual Meeting.

     The Board has nominated Mr. John L. Skolds, SCANA Executive for Electric and President and Chief Operating Officer-South Carolina Electric & Gas Company, to fill the vacancy created by Mr. Rhodes' retirement. Mr. Skolds and Mr. York are nominated for election to serve as Class II Directors for a term expiring in 2001.

     In addition, Mr. Zeigler has been nominated by the Board to serve as a Class III Director for a term expiring in 2002.

     The information set forth below and on the following pages concerning the nominees and continuing directors has been furnished to SCANA by such persons. Each director of SCANA is also a director of South Carolina Electric & Gas Company, SCANA's principal subsidiary.

ITEM 1 - NOMINEES FOR CLASS I DIRECTORS
TERM TO EXPIRE AT THE ANNUAL MEETING IN 2003
________________________________________________________________________________

James A. Bennett (Age 39)                           Director since 1997
   _______                                          Shares:  _______
  |       |
  |_______|

Mr. Bennett has been Economic Development Director, First Citizens Bank in Columbia, South Carolina, since February 10, 2000. From December 1998 until February 2000 he was Senior Vice President and Director of Professional Banking. He was Senior Vice President and Director of Community Banking at First Citizens from December 1994 until December 1998.


William C. Burkhardt (Age 62)                       Director Since February 2000
   _______                                          Shares: _________
  |       |
  |_______|

Mr. Burkhardt has been President and Chief Executive Officer of Austin Quality Foods, Inc., a production and distribution company of food snacks for vending machines, located in Cary, North Carolina since 1980. From 1988 until February 2000, Mr. Burkhardt was a member of the Board of Directors of PSNC. Mr. Burkhardt also serves as a director of Capital Bank, Raleigh, North Carolina.


Lynne M. Miller (Age 48)                            Director since 1997
   _______                                          Shares:  _________
  |       |
  |_______|

Ms. Miller has been Chief Executive Officer of Environmental Strategies Corporation, an environmental consulting and engineering firm headquartered in Reston, Virginia since February 1998. Prior to February 1998, Ms. Miller served as President of Environmental Strategies Corporation for more than five years. Ms. Miller also serves as a director of Adams National Bank, a subsidiary of Abigail Adams National Bancorp, Inc.


Maceo K. Sloan (Age 50)                             Director since 1997
   _______                                          Shares:  _________
  |       |
  |_______|

Mr. Sloan is Chairman, President and Chief Executive Officer of Sloan Financial Group, Inc., a holding company, and Chairman, President and Chief Executive Officer of NCM Capital Management Group, Inc., an investment company, both of which are located in Durham, North Carolina. He has held these positions for more than five years.

William B. Timmerman (Age 53)                       Director since 1991
   _______                                          Shares:  _________
  |       |
  |_______|

Mr. Timmerman has been Chairman of the Board and Chief Executive Officer since March 1, 1997. He has been President since December 13, 1995. From August 21, 1996 until March 1, 1997, he was Chief Operating Officer of SCANA. From May 1, 1994 to December 13, 1995, he was Executive Vice President, Chief Financial Officer and Controller of SCANA. Mr. Timmerman also serves as a director of Powertel, Inc., ITC^DeltaCom, Inc. and The Liberty Corporation.

ITEM 2 -   NOMINEES FOR CLASS II DIRECTORS
TERMS TO EXPIRE AT THE ANNUAL MEETING IN 2001
________________________________________________________________________________


John L. Skolds (Age 49)                             Director Nominee
   _______                                          Shares:  _________
  |       |
  |_______|

Mr. Skolds has been President and Chief Operating Officer of South Carolina Electric & Gas Company since September 1996. From January 1995 to September 1996, he was Senior Vice President-Generation.


G. Smedes York (Age  59)                            Director since February 2000
   _______                                          Shares:  _________
  |       |
  |_______|

Mr. York has been President and Treasurer of York Properties, Inc., a full-service commercial and residential real estate company in Raleigh, North Carolina since 1970. From 1984 until February 2000, Mr. York was a member of the Board of Directors of PSNC.

ITEM 3 -   NOMINEE FOR CLASS III DIRECTOR
TERMS TO EXPIRE AT THE ANNUAL MEETING IN 2002
________________________________________________________________________________

Charles E. Zeigler, Jr. (Age 53)                    Director since February 2000
   _______                                          Shares:  _________
  |       |
  |_______|

Mr. Zeigler has been President and Chief Operating Officer of PSNC since February 2000. From February 1993 until February 2000, he was Chairman, President and Chief Executive Officer of PSNC. From 1988 until February 2000, Mr. Zeigler was a member of the Board of Directors of PSNC.

CONTINUING DIRECTORS
CLASS II DIRECTORS - TERMS TO EXPIRE AT THE ANNUAL MEETING IN 2001
________________________________________________________________________________

William B. Bookhart, Jr. (Age 58)                   Director since 1979
   _______                                          Shares:  _________
  |       |
  |_______|

Mr. Bookhart is a partner in Bookhart Farms, which operates a general farming business in Elloree, South Carolina and has held this position for more than five years.


Elaine T. Freeman (Age 64)                          Director since 1992
   _______                                          Shares:  _________
  |       |
  |_______|

Mrs. Freeman is Executive Director of ETV Endowment of South Carolina, Inc., a non-profit organization located in Spartanburg, South Carolina. She has held this position for more than five years. Mrs. Freeman also serves as a director of the National Bank of South Carolina, a member bank of Synovus Financial Corporation.


W. Hayne Hipp (Age 60)                              Director since 1983
   _______                                          Shares:  _________
  |       |
  |_______|

Mr. Hipp is Chairman, President and Chief Executive Officer of The Liberty Corporation, an insurance and broadcasting holding company headquartered in Greenville, South Carolina. He has held these positions for more than five years. Mr. Hipp also serves as a director of The Liberty Corporation and Wachovia Corporation.


Harold C. Stowe (Age 53)                            Director since 1999
   _______                                          Shares:  _________
  |       |
  |_______|

Mr. Stowe has been President and Chief Executive Officer of Canal Industries, Inc., a forest products industry company in Conway, South Carolina, since March 1997. From 1996 to March 1997, he was Co-President of Canal Industries, Inc. From 1991 to 1996, he was Executive Vice President of CSI Group, Inc., a division of Canal Industries, Inc. He is a director of Canal Industries, Inc., and Ruddick Corporation.

CONTINUING DIRECTORS
CLASS III DIRECTORS - TERMS TO EXPIRE AT THE ANNUAL MEETING IN 2002____

Bill L. Amick (Age 56)                              Director since 1990
   _______                                          Shares:  _________
  |       |
  |_______|

Mr. Amick is Chairman of the Board and Chief Executive Officer of Amick Farms, Inc., Amick Processing, Inc. and Amick Broilers, Inc. vertically integrated broiler operations in Batesburg, South Carolina. He has held these positions for more than five years. Mr. Amick also serves as a director of Blue Cross and Blue Shield of South Carolina.


Hugh M. Chapman (Age 67)                            Director since 1988
   _______                                          Shares:  _________
  |       |
  |_______|

Mr. Chapman retired on June 30, 1997 from NationsBank South of Atlanta, Georgia, a division of NationsBank Corporation of Charlotte, North Carolina. Previously, he served as Chairman of NationsBank South for more than five years. Mr. Chapman also serves as a director of West Point-Stevens, Inc., PrintPack, Inc. and Williams Companies, Inc.

Lawrence M. Gressette, Jr. (Age 68)                 Director since 1987
   _______                                          Shares:  _________
  |       |
  |_______|

Mr. Gressette has been Chairman Emeritus of SCANA since his retirement in February 1997. From February 1, 1990 until his retirement, he was Chairman and Chief Executive Officer of SCANA and all of its subsidiaries.


D. Maybank Hagood (Age 38)                          Director since 1999
   _______                                          Shares:  _________
  |       |
  |_______|

Mr. Hagood is President and Chief Executive Officer of William M. Bird and Company, Inc., a wholesale distributor of floor covering materials located in Charleston, South Carolina. He has held this position for more than five years.

SHARE OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
________________________________________________________________________________

     In general, "beneficial ownership" includes those shares a director, nominee or executive officer has the power to vote or transfer. On March 10, 2000, the directors and executive officers of SCANA (___ persons) beneficially owned, in the aggregate, _______ shares of SCANA Common Stock (approximately ____% of the shares outstanding).

     The following table lists shares beneficially owned on March 10, 2000 by each director, each nominee and each executive officer named in the Summary Compensation Table on page ____.

                                                            Amount and
                                                             Nature of
                                                             Beneficial
                                                           Ownership of
                                                               SCANA
Name                                                       Common Stock* (1)(2)
--------------------------------------------------------------------------------
      B. L. Amick   .....................................      ________
      J. A. Bennett......................................      ________
      W. B. Bookhart, Jr.................................      ________
      G. J. Bullwinkel, Jr...............................      ________
      W. C. Burkhardt....................................      ________
      H. M. Chapman......................................      ________
      E. T. Freeman......................................      ________
      A. H. Gibbes  .....................................      ________
      L. M. Gressette, Jr................................      ________
      D. M. Hagood.......................................      ________
      W. H Hipp..........................................      ________
      K. B. Marsh........................................      ________
      L. M. Miller.......................................      ________
      J. B. Rhodes  .....................................      ________
      J. L. Skolds.......................................      ________
      M. K. Sloan   .....................................      ________
      H. C. Stowe  ......................................      ________
      W. B. Timmerman....................................      ________
      G. S. York.........................................      ________
      C. E. Zeigler, Jr..................................      ________
________________________________________________________________________________
*Each of the directors, nominees and named executive officers owns less than 1% of the shares outstanding. (1) Includes shares owned by close relatives, the beneficial ownership of which is disclaimed by the director,

(1) Includes nominee or named executive officers, as follows: Mr. Amick-_____; Mr. Bookhart-_____; Mr. Gibbes-_____; Mr. Gressette-_____; Mr. Zeigler ______; and by all directors, nominees and executive officers ____ in total.

(2) Includes shares purchased through January 31, 2000, by the Trustee under SCANA's Stock Purchase Savings Plan.

Five Percent Owner of SCANA Common Stock_______________________________

     First Union Corporation, Post Office Box 1329, Greenville, South Carolina 29602, notified SCANA that it beneficially owned _______ shares of SCANA Common Stock on December 31, 1999. This represented ______ % of outstanding shares of SCANA Common Stock on that date.

     First Union has sole power to vote _____ of such shares, shared power to vote _____ of such shares, sole power to dispose or direct the disposition of ______ of such shares and shared power to dispose or to direct the disposition of ____ of such shares.


EXECUTIVE COMPENSATION
________________________________________________________________________________

Summary Compensation Information

     The following table contains information with respect to compensation paid or accrued during the years 1999, 1998 and 1997, to the Chief Executive Officer of SCANA and to each of the other four most highly compensated executive officers of SCANA during 1999.

                           Summary Compensation Table


                                                 Annual Compensation                         Long-Term

                                                                                             Compensation
                                                                                             Payouts

                                                                          Other Annual        LTIP                 All Other
                                             Salary       Bonus(1)      Compensation(2)      Payouts(3)         Compensation(4)
Name and Principal Position        Year       ($)           ($)               ($)               ($)                         ($)

W. B. Timmerman                    1999     490,313             0            17,212                   0             29,419
Chairman, President,               1998     455,909(5)    303,780            17,514                   0             27,138
Chief Executive Officer            1997     400,634       318,815            12,220              88,338             24,038
and Director - SCANA
Corporation

J. L. Skolds                       1999     330,665             0            16,232                   0             19,840
SCANA Group Executive -            1998     305,123       163,399            14,099                   0             18,201
Electric Group; President          1997     277,132       161,677             5,777              70,283             16,628
and Chief Operating Officer -
South Carolina Electric
and Gas Company

A. H. Gibbes                       1999     300,161             0            18,471                   0             18,010
SCANA Group Executive -            1998     283,812       124,302            20,585                   0             16,618
Gas Group; President-              1997     246,308       149,406             7,247              52,874             14,455
South Carolina
Pipeline Corporation

K. B. Marsh                        1999     241,354             0            10,337                   0             14,481
Senior Vice President,             1998     219,860        99,372             8,654                   0             13,122
Chief Financial Officer and        1997     199,845       104,276             2,945              44,491             11,991
Controller - SCANA
Corporation

G. J. Bullwinkel                   1999     239,973             0            14,172                   0             14,398
Senior Vice President,             1998     229,152        99,372            11,726                   0             13,706
Governmental Affairs and           1997     219,273        92,796             7,776              70,283             13,156
President-SCANA
Communications, Inc.

(1)  Payments under SCANA's Annual Incentive Plan.

(2) For 1999, other annual compensation consists of automobile allowance, life insurance premiums on policies owned by named executive officers and payments to cover taxes on benefits of $9,000, $7,435 and $777 for Mr. Timmerman; $9,000, $6,878 and $354 for Mr. Skolds; $9,000, $9,158 and $313
     for Mr. Gibbes;  $9,000,  $1,183 and $154 for Mr. Marsh; and $9,000, $4,993
     and $179 for Mr. Bullwinkel.

(3)  Payments under SCANA's Performance Share Plan.

(4) All other compensation for all named executive officers consists solely of SCANA's contributions to defined contribution plans.

(5) Reflects actual salary paid in 1999. Base salary of $ 500,000, as referenced on page ____, became effective on May 1, 1999.

Long-Term Incentive Plan Award Opportunities

     The following table lists the target awards made in 1999 payouts under that plan at threshold, target and (for potential payment in 2002) under the Performance Share maximum levels for each of the executive officers included in Plan and estimated future the Summary Compensation Table.


                            Long-Term Incentive Plans
                           Awards in Last Fiscal Year

                                                 Performance
                            Number of            or Other             Estimated Future Payouts Under
                            Shares,              Period               Non-Stock Price-Based Plans
                            Units or             Until                -----------------------------------
                            Other                Maturation           Threshold     Target       Maximum
 Name                       Rights (#)           or Payout            (#)           (#)          (#)
 ----------                 ----------           ---------            -----------------------------------

W. B. Timmerman               9,700              1999-2001             3,880        9,700        14,550
J. L. Skolds                  4,890              1999-2001             1,956        4,890         7,335
A. H. Gibbes                  3,780              1999-2001             1,512        3,780         5,670
K. B. Marsh                   2,640              1999-2001             1,056        2,640         3,860
G. J. Bullwinkel              2,640              1999-2001             1,056        2,640         3,860


     Payouts occur when SCANA's Total Shareholder Return is in the top two-thirds of the Performance Share Plan peer group, and will vary based on SCANA's ranking against the peer group. Executives earn threshold payouts at the 33rd percentile of three-year performance. Target payouts will be made at the 50th percentile of three-year performance. Maximum payouts will be made when performance is at or above the 75th percentile of the peer group. Payments will be made on a sliding scale for performance between threshold and target and target and maximum. No payouts will be earned if performance is at less than the 33rd percentile. Awards are designated as target shares of SCANA Common Stock and may be paid in stock or cash or a combination of stock and cash.

Defined Benefit Plans

     In addition to its Retirement Plan for all employees, SCANA has Supplemental Executive Retirement Plans ("SERPs") for certain eligible employees, including officers. A SERP is an unfunded plan, that provides for benefit payments in addition to those payable under a qualified retirement plan. It maintains uniform application of the Retirement Plan benefit formula and would provide, among other benefits, payment of Retirement Plan formula pension benefits, if any, which exceed those payable under the Internal Revenue Code maximum benefit limitations.

     The following table illustrates the estimated maximum annual benefits payable upon retirement at normal retirement date under SCANA's Retirement Plan and the SERPs.



                               Pension Plan Table

    Final
 Average Pay                              Service Years
-------------     --------------------------------------------------------------
                      15           20            25            30           35

  $150,000          41,578       55,437        69,296        83,156       85,765
   200,000          56,578       75,437        94,296       113,156      117,015
   250,000          71,578       95,437       119,296       143,156      148,265
   300,000          86,578      115,437       144,296       173,156      179,515
   350,000         101,578      135,437       169,296       203,156      210,765
   400,000         116,578      155,437       194,296       233,156      242,015
   450,000         131,578      175,437       219,296       263,156      273,265
   500,000         146,578      195,437       244,296       293,156      304,515
   550,000         161,578      215,437       269,296       323,156      335,765
   600,000         176,578      235,437       294,296       353,156      367,015
   650,000         191,578      255,437       319,296       383,156      398,265
   700,000         206,578      275,437       344,296       413,156      429,515
   750,000         221,578      295,437       369,296       443,156      460,765
   800,000         236,578      315,437       394,296       473,156      492,015
   850,000         251,578      335,437       419,296       503,156      523,265
   900,000         266,578      355,437       444,296       533,156      554,515
   950,000         281,578      375,437       469,296       563,156      585,765
 1,000,000         296,578      395,437       494,296       593,156      617,015


      For all the executive officers included in the Summary Compensation Table, the 1999 compensation shown in the column labeled "Salary" of the Summary Compensation Table is covered by the Retirement Plan or SERP. As of December 31, 1999, Mr. Timmerman had credited service under the Retirement Plan (or its equivalent under the SERP) of 21 years; Mr. Skolds of 13 years; Mr. Gibbes of 18 years; Mr. Marsh of 15 years; and Mr. Bullwinkel of 28 years. Benefits are computed based on a straight-life annuity with an unreduced 60% surviving spousal benefit. The amounts in the above table assume continuation of the primary Social Security benefits in effect at January 1, 2000, and are not subject to any deduction for Social Security or other offset amounts.

     SCANA has a Key Employee Retention Plan covering officers and certain other executive employees that provides supplemental retirement or death benefits for participants. Under the plan, each participant may elect to receive either (i) a monthly retirement benefit for 180 months upon retirement (at or after the earlier of the attainment of age 65 or completion of 35 years of service with the Company) equal to 25% of the average monthly salary of the participant over his final 36 months of employment prior to such retirement, or (ii) an optional death benefit payable monthly to a participant's designated beneficiary for 180 months, in an amount equal to 35% of the average monthly salary of the participant over his final 36 months of employment prior to such retirement.

     In the event of the participant's death prior to such retirement, SCANA will pay to the participant's designated beneficiary for 180 months, a monthly benefit equal to 50% of the participant's base monthly salary in effect at death.

     All the executive officers named in the Summary Compensation Table are participating in the plan. The estimated annual retirement benefits payable at age 65 under the Key Employee Retention Plan, based on projected eligible compensation (assuming increases of 4% per year), to the executive officers named in the Summary Compensation Table are as follows: Mr. Timmerman-$185,129; Mr. Skolds-$147,276; Mr. Gibbes-$112,931; Mr. Marsh-$131,754; and Mr.
Bullwinkel-$97,715.

Termination, Severance and Change in Control Arrangements

     SCANA maintains an Executive Benefit Plan Trust. The purpose of the Trust is to help retain and attract quality leadership in key SCANA positions in the current transitional environment of the utilities industry. The Trust is used to receive SCANA contributions which may be used to pay the deferred compensation benefits of certain directors, executives and other key employees of SCANA in the event of a Change in Control (as defined in the Trust). All the executive officers included in the Summary Compensation Table participate in some of the plans listed below which are covered by the Trust including, in all cases, the Plans listed at (7) and (8).

     (1)  Voluntary Deferral Plan
     (2)  Supplementary Voluntary Deferral Plan
     (3)  Key Employee Retention Plan
     (4)  Supplemental Executive Retirement Plan
     (5)  Performance Share Plan
     (6)  Annual Incentive Plan
     (7)  Key Executive Severance Benefits Plan
     (8)  Supplementary Key Executive Severance Benefits Plan

     The Trust and the plans provide flexibility to SCANA in responding to a Potential Change in Control (as defined in the Trust) depending upon whether the Change in Control would be viewed as being "hostile" or "friendly". This flexibility includes the ability to deposit and withdraw SCANA contributions up to the point of a Change in Control, and to affect the number of plan participants who may be eligible for benefit distributions upon, or following, a Change in Control.

     The Key Executive Severance Benefits Plan is operative as a "single trigger" plan, meaning that upon the occurrence of a "hostile" Change in Control, benefits provided under Plans (1) through (6) above would be distributed in a lump sum. In contrast, the Supplementary Key Executive Severance Benefits Plan is operative for a period of 24 months following a Change in Control which prior to its occurrence is viewed as being "friendly." In this circumstance, the Key Executive Severance Benefits Plan is inoperative. The Supplementary Key Executive Severance Benefits Plan is a "double trigger" plan that would pay benefits in lieu of those otherwise provided under plans (1) through (6) in either of two circumstances: (a) the participant's involuntary termination of employment without "Just Cause", or (b) the participant's voluntary termination of employment for "Good Reason" (as these terms are defined in the Supplementary Key Executive Severance Benefits Plan).

     Benefit distributions relative to a Change in Control, as to which either the Key Executive Severance Benefits Plan or the Supplementary Key Executive Severance Benefits Plan is operative, will be grossed up to include estimated federal, state and local income taxes and any applicable excise taxes owed by plan participants on those benefits.

     The benefit distributions under the Key Executive Severance Benefits Plan would include the following:

o An amount equal to three times the sum of: (1) the officer's annual base salary in effect as of the Change in Control and (2) the larger of (i) the officer's target award in effect as of the Change in Control under the Annual Incentive Plan or (ii) the officer's average of actual annual incentive bonuses received during the prior three years under the Annual Incentive Plan.

o An amount equal to the projected cost for coverage for three full years following the Change in Control as though the officer had continued to be a SCANA employee with respect to medical coverage, long-term disability coverage and either Life Plus

(a special life insurance program combining whole life and term coverages) or group term life coverage in accordance with the officer's election, in each case so as to provide substantially the same level of coverage and benefits as the officer enjoyed as of the date of the Change in Control.

o A benefit distribution under the Voluntary Deferral Plan calculated as of the date of the Change in Control including implied interest through such date, and a benefit under the Supplementary Voluntary Deferral Plan calculated to include any implied dividends accrued under the plan through the date of the Change in Control.

o A benefit distribution under the Key Employee Retention Plan calculated as of the date of the Change in Control to include projected increases to each participant's base salary applying cost of living increases as though the participant had reached the earlier of age 65 or completed 35 years of service.

o A benefit distribution under the Supplemental Executive Retirement Plan calculated as an actuarial equivalent through the date of the Change in Control with three additional years of compensation at the participant's rate then in effect as though the participant had attained age 65 and completed 35 years of benefit service and without any early retirement or other actuarial reductions, which benefit would then be reduced by the actuarial equivalent of the participant's qualified plan benefit amount under the Retirement Plan.

o A benefit distribution under the Performance Share Plan equal to 100% of the targeted awards for all performance periods which are not yet completed as of the date of the Change in Control.

     Benefits under the Supplementary Key Employee Severance Benefits Plan would be the same except that the benefits under the Voluntary Deferral Plan and the Supplementary Voluntary Deferral Plan would be increased by implied interest from the date of the Change in Control until the end of the month preceding the month in which the benefit is distributed.

REPORT ON EXECUTIVE COMPENSATION
________________________________________________________________________________

     SCANA's executive compensation program is designed to support SCANA's overall objective of creating shareholder value by:

o Hiring and retaining the executive talent needed to manage SCANA today and to position it for the future;

o Having a pay-for-performance philosophy linking rewards to corporate and business unit results;

o Placing a substantial portion of pay for senior executives "at-risk" and aligning the interests of the executives with the long-term interests of the shareholders through equity-based compensation, and

o Balancing the elements of the compensation program to reflect SCANA's financial, customer-oriented and strategic goals.

     We believe the program plays a vital role in keeping our executives focused on SCANA's goal of enhancing shareholder value.

     A description of the program and how it works and a discussion of Mr. Timmerman's 1999 compensation follows.

Elements of the Program

Executive  compensation  consists primarily of three key elements:  base salary,
short-term   incentive   compensation  (Annual  Incentive  Plan)  and  long-term
incentive compensation (Performance Share Plan).

     Compensation levels for these components are established annually based on a comparison to a market which consists of utilities of various sizes and smaller telecommunications companies. Results are adjusted through regression analysis to account for differences in company size. Approximately 78% of the market companies are included in the Performance Share Plan Peer Group shown in the Performance Graph on page ___. We do not include all of the peer group companies in the market because we believe that SCANA's competition for executives does not include all of those companies and includes other companies.

     For 1999, compensation levels for all elements of executive compensation were somewhat below the size-adjusted market median. At the end of 1996, SCANA adopted the philosophy of gradually moving targeted competitive levels to the market median. We believe that the increasingly competitive nature of the utility industry necessitates this philosophy if we are to attract and retain a highly competent executive team.

     The following paragraphs describe in more detail each element of SCANA's compensation program for executive officers. All components of the compensation package, including severance plans, insurance and other benefits, are considered in determining the level of each element of compensation.

Base Salaries

Executive salaries are reviewed annually by the Management Development and Corporate Performance Committee. Adjustments may be made on the basis of subjective assessment of individual performance, relative levels of responsibility, prior experience, breadth of knowledge and changes in market pay practices.

Annual Incentive Plans

     SCANA has Annual Incentive Plans for its officers and officers of its subsidiaries. The plans promote SCANA's pay-for-performance philosophy, as well as its goal of having a meaningful amount of executive pay "at-risk." Through these plans, financial incentives are provided in the form of annual cash bonuses.

     Executives eligible for these plans are assigned threshold, target and maximum bonus levels as a percentage of salary. Bonuses earned are based on the level of performance achieved. Award payouts may increase to a maximum of 1.5 times target if performance exceeds the goals established. Award payouts may decrease, generally to a minimum of one-half the target-level awards, if performance is below targeted goals but results are achieved at minimum or threshold levels. Awards earned based on the achievement of preestablished goals may nonetheless be decreased. The Management Development and Corporate Performance Committee may in its discretion determine that actual results warrant payouts at differing levels.

The various Annual Incentive Plans in which officers of SCANA and its subsidiaries participate place their major emphasis on achieving profitability targets, with the remaining emphasis focused upon meeting annual business objectives relating to such matters as efficiency, quality of service, customer satisfaction and progress toward SCANA's strategic objectives. These plans also allow for an adjustment of an award based upon a subjective evaluation of individual performance. Each award may be increased or decreased by no more than 20% based on this individual performance evaluation, but in no case may an award exceed the maximum payout of 1.5 times target.

For 1999, the specific measures in each plan for the executive officers included in the Summary Compensation Table on page ____ are described below.

o    1999 awards for officers of SCANA were based on two performance categories:
     75% of the total 1999 target  award was based on SCANA  earnings  per share
     (EPS) goals, a numerically measurable target. An additional 25% was determined by the achievement of individual goals established in 1999. For 1999, although EPS were below the goals established, the Committee considered the Company's significant success in achieving its overall business objectives, and exercised its discretion to increase awards based on EPS results to target levels. Awards based on individual objectives were earned at _____ of target. After the adjustment for individual performance, payouts ranged from ___% to ___% of the target award.

o 1999 awards for officers of South Carolina Electric & Gas Company (SCE&G) were based on two performance categories: SCANA EPS and achievement of annual business objectives (activities that focus on improvements in various areas including existing operating procedures, quality of service and product and human resources matters). The weightings of the individual components for l999 were EPS 75% and annual business objectives 25%. For 1999, after the adjustment for individual performance, payouts ranged from ___% to ___% of the target award.

o 1999 awards for officers of South Carolina Pipeline Corporation were based 75% on SCANA EPS and 25% on achievement of annual business objectives. For 1999, after the adjustment for individual performance, payouts ranged from ___% to ___% of the target award.

Long-Term Performance Share Plan

SCANA's Performance Share Plan pays bonuses to executives based on SCANA's

Total Shareholder Return ("TSR") relative to a group of peer companies over a three-year period. The peer group includes 80 electric and gas utilities, none of which have annual revenues of less than $100 million.

     TSR is stock price increase over the three-year period, plus cash dividends paid during the period, divided by stock price as of the beginning of the period. Comparing SCANA's TSR to the TSR of a large group of other utilities reflects SCANA's recognition that investors could have invested their funds in other utility companies and measures how well SCANA did when compared to others operating in similar interest, tax, economic and regulatory environments.

     Executives selected to participate in the Performance Share Plan are assigned target awards at the beginning of each three-year period based primarily on salary level, level of responsibilities and competitive practices. Awards under this plan represent a significant portion of executives' "at-risk" compensation. To provide additional incentive for executives, and to ensure that executives are only rewarded when shareholders gain, actual payouts may exceed the median of the market only when performance is above the 50th percentile of the peer group. For lesser performance, awards will be at or below the market median.

     Payouts occur when SCANA's TSR is in the top two-thirds of the peer group and vary based on SCANA's ranking against the peer group. Executives earn threshold payouts of 0.4 times target at the 33rd percentile of three-year performance. Target payouts will be made at the 50th percentile of three-year performance. Maximum payouts will be made at 1.5 times target when SCANA's TSR is at or above the 75th percentile of the peer group. No payouts will be earned if performance is at less than the 33rd percentile. Awards may be paid in stock or cash or a combination of stock and cash.

For the three-year period from 1997 through 1999, SCANA's TSR was at the 46th percentile of the peer group. This resulted in payouts being made at 85% of target for the period.

During 1999, the Committee determined that the long-term incentive portion of SCANA's executive compensation structure was farthest below market and that improvements were needed to make the program more competitive. The Committee believes that alternative types of long-term incentives will assist the Company in accomplishing this goal and at the same time will more closely align executive's interest with those of SCANA shareholders. Accordingly, shareholders are being asked to approve a new long-term plan document, the features of which are outlined in more detail elsewhere in this proxy statement (Item 4 on page ____ ). The Committee has not yet concluded what types of programs it will implement, but anticipates doing so within the next several months.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000. It is the general intention of SCANA to meet the requirements for deductibility under Section 162(m); however, SCANA reserves the right, where merited by changing business conditions or an executive's individual performance, to authorize compensation payments which may not be fully deductible by SCANA.

Compensation of Chief Executive Officer for 1999

For 1999, Mr. Timmerman's compensation consisted of the following:

o Base salary of $500,000 derived by reference to executive pay for the market group described. This amount approximates the median base salary for the market. Mr. Timmerman's salary increase of $28,000 from $472,000 to $500,000 was based on his responsibilities as Chairman and Chief Executive Officer, external pay practices and the Management Development and
     Corporate Performance Committee's subjective assessment of his overall performance during the preceding year. Because this determination was subjective, no one factor was assigned a particular weighting by the Committee.

o For the year 1999, Mr. Timmerman's Annual Incentive Plan target award was 50% of the salary level for his position. Mr. Timmerman's 1999 award was based on three factors: SCANA EPS, achievement of strategic plan objectives and the Management Development and Corporate Performance Committee's subjective assessment of his individual performance. Performance in these factors resulted in Mr. Timmerman receiving a payout of ___% of target.

o In 1999, Mr. Timmerman's Performance Share Plan target award for the period 1999 through 2001 was set at 60% of the salary level for his position. This resulted in a target award of 9,700 performance shares. The amount of the target award was determined by the Long-Term Compensation Committee based on Mr. Timmerman's salary and level of responsibility and competitive practices. As discussed above, SCANA's results relative to the peer group for the 1997-1999 performance period were at the 46th percentile, resulting in a payout of 85% of target.


               The Management Development                  Performance Share
               and Corporate Performance                   Plan Committee
               Committee

               H.M. Chapman*                               H.M. Chapman*
               B. L. Amick                                 J. A. Bennett
               W. B. Bookhart, Jr.                         W. B. Bookhart Jr.
               J. B. Rhodes                                D. M. Hagood
               M.K. Sloan                                  L. M. Miller
               H.C. Stowe                                  M. K. Sloan
               W. B. Timmerman**                           H. C. Stowe

*    Chairman of the Committee

** As noted on page _, Mr. Timmerman is a non-voting member of the Management Development and Corporate Performance Committee. He did not participate in any of its decisions concerning executive compensation.

     SCANA makes filings with the Securities and Exchange Commission which sometimes "incorporate information by reference." This means SCANA is referring to information that has previously been filed with the Securities and Exchange Commission, and that this information should be considered as part of the filing you are reading.

     The Performance Graph and Report on Executive Compensation in this Proxy Statement are specifically not incorporated by reference into any other filings with the Securities and Exchange Commission.

--------------------------------------------------------------------------------
PERFORMANCE GRAPH
________________________________________________________________________________

The line graph on the following page compares the cumulative Total Shareholder Return of SCANA assuming reinvestment of dividends with that of the Performance Share Plan peer group, the S&P Utilities and the S&P 500. The peer group was chosen for comparison since SCANA'S total shareholder return is measured against this group to determine awards that are paid under the Performance Share Plan. This group consists of 80 utilities. The peer group was adjusted from last year to reflect name changes and changes resulting from mergers and acquisitions. The PSP Peer Group index was prepared by Hewitt Associates, a compensation and benefits consulting company. The index consists of the following companies:

Allegheny Energy, Inc.                  Green Mountain Power Corp.
Alliant Corporation                     Hawaiian Electric Industries, Inc.
Ameren Corp.                            IDACORP, Inc.
American Electric Power Co., Inc.       Illinova Corp.
Avista Corporation                      IPALCO Enterprises, Inc.
Bangor Hydro-Electric Co.               Kansas City Power & Light Co.
Black Hills Corp.                       LG&E Energy, Inc.
Carolina Power & Light Co.              Madison Gas & Electric Company
Central Hudson Gas & Electric Corp.     Minnesota Power & Light Company
Central & South West Corporation        Montana Power Co.
Central Vermont Public Service Corp.    New Century Energies, Inc.
CINergy Corp.                           New England Electric System
Citizens Utilities                      Niagara Mohawk Holdings, Inc.
CLECO                                   Nisource, Inc.
CMP Group, Inc.                         Northeast Utilities
CMS Energy Corp.                        Northern States Power Co.
Conectiv, Inc.                          Northwestern Corporation
Consolidated Edison, Inc.               NSTAR
Constellation Energy Corp.              OGE Energy Corp.
Dominion Resources, Inc.                Otter Tail Power Co.
DPL, Inc.                               Pacificorp
DQE, Inc.                               PECO Energy Corp.
DTE Energy Co.                          PG&E Corp.
Duke Energy Corp.                       Pinnacle West Capital Corp.
Eastern Utilities Associates            Potomac Electric Power Co.
Edison International                    PP&L Resources, Inc.
El Paso Electric Co.                    Public Service Co. of New Mexico
Empire District Electric Co.            Public Service Enterprise Group, Inc.
Energy East Corporation                 Puget Sound Energy, Inc.
Entergy Corp.                           Reliant Energy Inc.
First Energy Corp.                      RGS Energy Group, Inc.
Florida Progress Corporation            SIGCORP, Inc.
FPL Group, Inc.                         Sierra Pacific Resources
GPU, Inc.                               Southern Company

TECO Energy, Inc.                       UNITIL Corp.
Texas Utilities Co.                     Utilicorp United, Inc.
TNP Enterprises, Inc.                   Western Resources, Inc.
Unicom Corp.                            Wisconsin Energy Corp.
UniSource Energy Corp.                  WPS Resources Corp.
United Illuminating Co.



                                SCANA Corporation
                Comparison of Five Year Cumulative Total Return*
       SCANA Corporation, Performance Share Plan Peer Group, S&P Utilities
                                   and S&P 500



                               [GRAPHIC OMITTED]



--------------------------------------------------------------------------------
   SCANA Corp.       $ 100.00  $ 144.38  $ 142.37  $ 168.75  $ 190.81  $ 168.07
   Peer Group        $ 100.00  $ 131.30  $ 131.73  $ 166.11  $ 191.65  $ 157.48
   S&P Utilities     $ 100.00  $ 141.38  $ 146.22  $ 182.07  $ 208.63  $ 190.24
   S&P 500           $ 100.00  $ 137.45  $ 168.93  $ 225.21  $ 289.43  $ 350.26


Assumes $100 invested on January 1, 1995, in SCANA Corporation Common Stock, Performance Share Plan Peer Group and S&P Indexes. *Total return assumes reinvestment of dividends.

ITEM 4  - APPROVAL OF SCANA LONG-TERM EQUITY COMPENSATION PLAN
________________________________________________________________________________

     The success of SCANA depends, in large measure, on its ability to recruit and retain officers, key employees and directors with outstanding ability and experience. The Board of Directors also believes there is a need to align shareholder and employee interests by encouraging employee stock ownership and to motivate employees with compensation conditioned upon achievement of SCANA's financial goals.

     In order to accomplish these objectives, the Board of Directors has adopted, subject to approval by the shareholders, the SCANA Corporation Long-Term Equity Compensation Plan (the "Plan").

     The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for adoption of the Plan.

The Board of Directors recommends that shareholders vote FOR approval of the Plan.

Summary Description of the Plan

The following summary of the terms of the Plan is qualified in its entirety by reference to the text of the Plan, which is attached as Appendix A to this Proxy Statement. If adopted by the shareholders, the Plan will be effective as of January 1, 2000.

Administration. The Plan will be administered by a Committee of the Board of Directors (the "Committee") except that, with respect to awards to nonemployee directors, the full Board will administer the Plan.

Eligibility. Employees of SCANA and its subsidiaries (the "Company") who are anticipated to be significant contributors to the Company's success and nonemployee directors of SCANA (the "Company") are eligible to participate in the Plan.

     It is currently anticipated that approximately 62 employees of SCANA and its subsidiaries and 14 nonemployee directors will be eligible to participate in the Plan; however, because the Plan provides for broad discretion in selecting participants and in making awards, the total number of persons who will participate and the respective benefits to be accorded to them cannot be determined at this time.

Stock Available for Issuance Through the Plan. The Plan provides for a number of forms of stock-based compensation, as further described below. Up to 5,000,000 shares of Common Stock will be authorized for issuance through the Plan; however, no more than 1,000,000 shares may be issued as restricted stock. These numbers are subject to adjustment as described in "Adjustments and Amendments," below. Provisions in the Plan permit the reuse or reissuance by the Plan of shares of Common Stock underlying canceled, terminated, expired, forfeited or lapsed awards. On February , 2000, the closing price for a share of Common Stock, as reported on the New York Stock Exchange composite tape, was
___________.

     Under Section 162(m) of the Internal Revenue Code, compensation paid to a "Covered Employee" in excess of $1,000,000 for any taxable year is not deductible unless an exemption from such rules exists. Compensation paid by SCANA in excess of $1,000,000 for any taxable year to "Covered Employees" will generally be deductible by SCANA for federal income tax purposes if it is based on the performance of the Company ("Performance Based Exception"), is paid pursuant to a plan approved by shareholders of SCANA, and meets certain other requirements. Generally, "Covered Employee" under Section 162(m) means the chief executive officer and the four other highest paid executive officers of SCANA as of the last day of the taxable year.

     It is presently anticipated that the Committee will at all times consist of "outside directors" as required for purposes of Section 162(m), and that the Committee will take the effect of Section 162(m) into consideration in structuring Plan awards. In the case of any award which is granted subject to the condition that a specified performance measure be achieved, no payment under such award shall be made prior to the time that the Committee certifies in writing that the performance measure has been satisfied. For this purpose, approved minutes of the Committee meeting at which the certification is made will be treated as a written certification. No such certification is required, however, in the case of an award that is based solely on an increase in the value of a share of Common Stock from the date such award was made. The following rules shall apply to grants of under the
Plan:

     (a) Stock Options: The maximum aggregate number of shares of Common Stock that may be granted in the form of stock options, pursuant to any award granted in any one fiscal year to any one single Plan participant shall be 300,000 shares of Common Stock.

     (b) SARs: The maximum aggregate number of shares of Common Stock that may be granted in the form of stock appreciation rights, pursuant to any award granted in any one fiscal year to any one single Plan participant shall be 300,000 shares of Common Stock.

     (c) Restricted Stock: The maximum aggregate grant with respect to awards of restricted stock granted in any one fiscal year to any one Plan participant shall be 150,000 shares of Common Stock.

     (d) Performance Shares: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to awards of performance shares granted in any one fiscal year to any one Plan participant shall be equal to the value of 200,000 shares of Common Stock

     (e) Performance Units: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to awards of performance units granted in any one fiscal year to any one Plan participant shall be equal to the value of $1,000,000.

Description of Awards Under the Plan. The Committee may award to eligible employees incentive and nonqualified stock options, stock appreciation rights (either alone or in tandem with a related option), restricted stock, performance units and performance shares. As described under "Performance Measures" below, certain of these awards may be granted subject to satisfaction of specific performance goals. The forms of awards are described in greater detail below.

Stock Options. The Committee will have discretion to award incentive stock options ("ISOs"), which are intended to comply with Section 422 of the Internal Revenue Code, or nonqualified stock options ("NQSOs"), which are not intended to comply with Section 422 of the Internal Revenue Code. The exercise price of an option may not be less than the fair market value of the underlying shares of Common Stock on the date of grant. Subject to the specific terms of the Plan, the Committee will have discretion to set such additional limitations on option grants as it deems appropriate and such terms will be included in the related option award agreement.

     Options granted to participants under the Plan will expire at such times as the Committee determines at the time of the grant; provided, however, that no option will be exercisable later than ten years from the date of grant. Each option award agreement will set forth the extent to which the participant will have the right to exercise the option following termination of the participant's employment or directorship with the Company. The termination provisions will be determined in the sole discretion of the Committee, need not be uniform among all participants, and may reflect distinctions based on the reasons for termination of employment.

     Upon the exercise of an option granted
under the Plan, the option price is payable in full to SCANA, either: (a) in cash or its equivalent, or (b) if permitted in the award agreement, by tendering shares of Common Stock having a fair market value at the time of exercise equal to the total option price (provided such shares have been held for at least six months prior to their tender), or (c) if permitted in the award agreement, a combination of (a) and (b). In addition, if permitted by the Committee, the option price may be payable through a cashless exercise as permitted under the Federal Reserve Board's Regulation T.

Stock Appreciation Rights (SARs). The Committee may grant SARs in tandem with stock options, freestanding and unrelated to options, or any combination of these forms. In any case, the form of payment of an SAR will be set forth in the related award agreement, and may be in shares of Common Stock, cash or a combination of the two. If granted other than in tandem, the Committee will determine the number of shares of Common Stock covered by and the exercise period for the SAR. Upon exercise of a freestanding SAR, the participant will receive an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the fair market value of one share of Common Stock on the grant date, multiplied by the number of shares of stock exercised under the SAR. In the case of a tandem SAR, the Committee may determine the exercise period of the SAR except that the exercise period may not exceed that of the related option. The participant may exercise the tandem SAR when the option is exercisable, surrender the option and receive on exercise an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the option purchase price, multiplied by the number of shares of stock covered by the surrendered option.

Restricted Stock. The Committee will also be authorized to award up to (but no more than) 1,000,000 shares of restricted Common Stock under the Plan upon such terms and conditions as it shall establish. The related award agreement will specify the period(s) of restriction, the number of shares of restricted Common Stock granted, such other provisions as the Committee shall determine including or requiring that participants pay a stipulated purchase price for each share, restrictions based upon the achievement of specific performance goals, time-based restrictions or vesting following the attainment of the performance goals and/or restrictions under applicable federal or state securities laws. Although recipients may have the right to vote these shares from the date of grant, they will not have the right to sell or otherwise transfer the shares during the applicable period of restriction or until earlier satisfaction of any other conditions imposed by the Committee in its sole discretion. Participants may be credited or paid dividends on their shares of restricted stock or the Committee, in its discretion, may apply any restrictions to the payment of dividends that the Committee deems appropriate.

     Each award agreement for restricted stock will set forth the extent to which the participant will have the right to retain nonvested restricted stock following termination of the participant's employment or directorship with the Company. These provisions will be determined in the sole discretion of the Committee, need not be uniform among all shares of restricted stock issued pursuant to the Plan and may reflect distinctions based on reasons for termination of employment. Except in the case of terminations connected with a change in control and terminations by reason of death or disability, the vesting of restricted stock which qualifies for the Performance-Based Exception under
Section 162(m) and which are held by "Covered Employees" under Section 162(m) shall occur at the time it otherwise would have, but for the employment termination.

Performance Units and Performance Shares. The Committee will also have discretion to award performance units and performance shares under the Plan upon such terms and conditions as it shall establish. Each performance unit will have an initial value as determined by the Committee at the time of grant, while each performance share will have an initial value equal to the fair market value of one share of Common Stock on the date of grant. The payout on the number and value of the performance units and performance shares will be a function of the extent to which corresponding performance goals have been achieved.

Performance Measures. The Committee may grant awards under the Plan subject to the attainment of certain specified performance measures. The performance measures with respect to Covered Employees which may be measured at the SCANA level, at a subsidiary level or at an operating unit level will be chosen from among earnings per share, return measures (including, but not limited to, return on assets, equity or sales), cash flow return on investments which equals net cash flow divided by owners equity, earnings before or after taxes, gross revenues and share price (including, but not limited to, growth measures and total shareholder return). The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that awards which are designed to qualify for the Performance-Based Exception, and which are held by a Covered Employee, may not be adjusted upward (the Committee shall retain the discretion to adjust such awards downward).

Change of Control. Upon the occurrence of a Change in Control, any and all options and SARs granted under the Plan will become immediately exercisable, and will remain exercisable throughout their entire term; and any restriction periods and restrictions imposed on restricted stock which are not performance-based shall lapse. The treatment of any other awards which are performance based shall be addressed in the participant's related award agreement.

Adjustment and Amendments. The Plan provides for appropriate adjustments in the number of shares of Common Stock subject to awards and available for future awards in the event of changes in outstanding Common Stock by reason of a merger, stock split or certain other events.

Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part for any purpose which the Committee deems appropriate; provided, however, no amendment shall without shareholder approval (i) increase total number of shares of Common Stock that may be issued under the Plan or the maximum awards thereunder as set forth in Section 4.1 of the Plan or (ii) modify the requirements as to eligibility for benefits under the Plan and further subject to Section 14.3 of the Plan, no such amendment shall adversely affect any outstanding awards without the affected holder's consent.

Nontransferability. Except as provided in the Plan or, in the case of certain types of awards, in the related award agreement, no award granted pursuant to, and no right to payment under, the Plan shall be assignable or transferable by a plan participant, and any option or similar right shall be exercisable during a participant's lifetime only by the participant.

Duration of the Plan. The Plan will remain in effect until all options and rights granted thereunder have been satisfied or terminated pursuant to the terms of the Plan, and all performance periods for performance-based awards granted thereunder have been completed. However, in no event will awards be granted under the Plan on or after December 31, 2009.

Federal Income Tax Consequences

     In connection with the Plan generally, and subject to Section 162(m), SCANA will receive an income tax deduction at the same time and in the same amount as any amount that is taxable to a participant as ordinary income. To the extent a participant realizes capital gains, SCANA will not be entitled to any deduction for federal income tax purposes.

Options. With respect to options which qualify as ISOs, a Plan participant will not recognize income for federal income tax purposes at the time options are granted or exercised. If the participant disposes of shares acquired by exercise of an ISO either before the expiration of two years from the date the options are granted or within one year after the issuance of shares upon exercise of the ISO (the "holding periods"), the participant will recognize in the year of disposition: (a) ordinary income, to the extent that lesser of either (i) the fair market value of the shares on the date of option exercise, or (ii) the amount realized on disposition, exceeds the option price, and SCANA will be entitled to a corresponding deduction; and (b) capital gain, to the extent the amount realized on disposition exceeds the fair market value of the shares on the date of option exercise. If the shares are sold after expiration of the foregoing holding periods, the participant generally will recognize capital gain or loss equal to the difference between the amount realized on disposition and the option price and SCANA will not be entitled to any deduction on account thereof.

With respect to NQSOs, the participant will recognize no income upon grant of the option. Upon exercise, the participant will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the participant for the shares, and SCANA will be entitled to a corresponding deduction. Upon a subsequent disposition of the shares received under the option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition and SCANA will not be entitled to any deduction on account thereof.

SARs. The recipient of a grant of SARs will not realize taxable income and SCANA will not be entitled to a deduction with respect to such grant on the date of such grant. Upon the exercise of an SAR, the recipient will realize ordinary income, and SCANA will be entitled to a corresponding deduction, equal to the amount of cash received.

Restricted Stock. A participant holding restricted stock will, at the time the shares vest, realize ordinary income in an amount equal to the fair market value of the shares, and any cash received attributable to credited dividends, at the time of vesting over the purchase price thereof, if any, and SCANA will be entitled to a corresponding deduction for federal income tax purposes. Dividends paid to a participant on the shares of restricted stock during the restricted period, if any, will generally be ordinary income to the participant and deductible as such by SCANA.

Performance Units and Performance Shares. The recipient of a grant of performance units and/or performance shares will not realize taxable income and SCANA will not be entitled to a deduction with respect to such grant on the date of such grant. Upon the payout of such award, the recipient will realize ordinary income and SCANA will be entitled to a corresponding deduction, equal to the amount of cash and stock received.

New Plan Benefits

The benefits that will be received under the Plan by particular individuals or groups are not determinable at this time.

OTHER INFORMATION
________________________________________________________________________________

Section 16(a) Beneficial Ownership Reporting Compliance

     The rules of the Securities and Exchange Commission require that SCANA disclose late filings of reports of beneficial ownership and changes in beneficial ownership by its directors and executive officers. To the best of our knowledge, all filings for executive officers and directors were made on a timely basis in 1999, except that we filed late one report covering one transaction on behalf of Mr. Maceo K. Sloan. The report filed in August 1999 contained information regarding a purchase of SCANA Common Stock in June 1999.

Shareholder Proposals and Recommendations for a Director Nominee

     Any shareholder may recommend to the Executive Committee, persons for nomination for director, by writing to the Corporate Secretary, 1426 Main Street, Columbia, South Carolina 29201.

     In order to be included in SCANA's Proxy Statement and Proxy Card for its 2001 Annual Meeting of Shareholders, a shareholder proposal must be received at the principal office of SCANA Corporation, 1426 Main Street, Columbia, South Carolina 29201, by November 17, 2000. Securities and Exchange Commission rules contain standards determining whether a shareholder proposal is required to be included in a proxy statement.

     Pursuant to newly adopted rules of the Securities and Exchange Commission, any shareholder who intends to present a proposal at SCANA's 2001 Annual Meeting of Shareholders without requesting SCANA to include the proposal in the proxy statement for that meeting should be aware that he must notify SCANA no later than January 31, 2001 of his intention to present the proposal. If a shareholder does not provide SCANA with notice by that date, proxies for the 2001 Annual Meeting may exercise discretionary voting authority with respect to the proposal and no mention of the matter of the proposal will be made in the proxy statement.

Expenses of Solicitation

     This solicitation of proxies is being made by SCANA. We pay the cost of preparing, assembling and mailing this proxy-soliciting material, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. SCANA has retained Beacon Hill, 90 Broad Street, New York, NY 10004, to assist in the solicitation of proxies for the 2000 Annual Meeting at a fee of $5,500 plus associated costs and expenses.

     In addition to the use of the mail, proxies may be solicited personally, by telephone or telegraph, or by SCANA officers and employees without additional compensation.

Tickets to the Annual Meeting

     If you wish to attend the Annual Meeting, please complete and return to us the ticket request postcard included in your voting materials. When we receive your postcard, we will mail you a ticket.

     If you did not receive a ticket request postcard and would like to attend the Annual Meeting, you should contact: the Corporate Secretary, SCANA Corporation, 1426 Main Street, Mail Code 13-4, Columbia, South Carolina 29201,
(803) 217-9683. If you forget to bring an admission ticket, you will be admitted to the meeting only if you are listed as a shareholder of record as of the close of busiiness on March 10, 2000 and bring proof of identification. If you hold your shares through a stockbroker or other nominee and fail to bring an admission ticket, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of March 10, 2000.


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


SCANA CORPORATION

     Lynn M. Williams
     Secretary

     MARCH 17, 2000

March 15, 2000


US Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street NW
Washington, DC  20549

Gentlemen:

     We are transmitting for filing SCANA Corporation's definitive proxy material, including the form of proxy, in connection with its 2000 Annual Meeting of Shareholders to be held on Wednesday, April 27, 2000, SCANA Corporation's proxy materials will be mailed on or about March 17, 2000, to shareholders of record as of March 10, 2000.

     Please call me at (803) 217-9683, if you have any questions regarding this transmission.

     Thank you for your assistance in our efforts to file this document.

                                                   Sincerely,


                                                   Lynn M. Williams
                                                   Corporate Secretary

lmw:rs



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










                                  SCANA (Logo)
                                        POWER FOR LIVING

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ______)

Filed by the Registrant X

Filed by a Party other than the Registrant ___

Check the appropriate box:

____ Preliminary Proxy Statement

____ Confidential, for Use of the
     Commission only (as permitted by Rule 14a-6(e)(2))

X    Definitive Proxy Statement
____

____ Definitive Additional Materials

____ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         SCANA Corporation

-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X    No fee required.
____


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


____ Fee computed on table below per Exchange  Act Rules  14a-6(i)(1)  and 0-11.

(1)  Title of each class of securities to which transaction applies:

     _______________________________________________________________

(2)  Aggregate number of securities to which transaction applies:

     _______________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _____ ____________

(4)  Proposed maximum aggregate value of transaction:

     _______________________________________________________________

(5)  Total fee paid:

     _______________________________________________________________

    ____   Fee paid previously with preliminary materials.

    ____ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

     _______________________________________________________________

(2)  Form, Schedule or Registration Statement No.:

     _______________________________________________________________

(3)  Filing Party:

     _______________________________________________________________

(4)  Date Filed:

     _______________________________________________________________


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